EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-157723, 333-157405, 333-146483, 333-132996 and 333-132992 on Form S-3 and Registration Statement Nos. 333-147132, 333-141023, 333-134080 and 333-132933 (including Post-effective Amendment No. 1 thereto) on Form S-8 of our report dated February 26, 2010, relating to the financial statements and financial statement schedules of Duke Energy Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

February 26, 2010